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ITEM 7(c) EXHIBITS


                                                                  EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-33125, No. 33-42886 and No. 333-69751 on Form S-8 and in Registration Statements No. 33-64641, No. 333-04929 and No. 333-52170 on Form S-3 of DRS
Technologies, Inc. of our report dated November 15, 2001 relating to the financial statements of certain operations of the Sensors and Electronic Systems organization of The Boeing Company as of and for the year ended December 31, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph describing the basis upon which these statements were prepared), which appears in this Current Report on Form 8-K/A of DRS Technologies, Inc.



/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
November 21, 2001